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                                                                   EXHIBIT 23(a)


                                AUDITOR'S CONSENT



The Board of Directors
Tenet Healthcare Corporation

     We consent to the incorporation by reference in the Registration Statement on Form S-8 of Tenet Healthcare Corporation of our reports dated July 25, 1997, with respect to the consolidated balance sheets of Tenet Healthcare Corporation and subsidiaries as of May 31, 1996 and 1997, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended May 31, 1997, and the related schedule, which reports appear in the May 31, 1997 annual report on Form 10-K of Tenet Healthcare Corporation.

                                       KPMG PEAT MARWICK LLP




Los Angeles, California
October 20, 1997